Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations
Irvine Sensors Corporation
714-444-8718
investorrelations@irvine-sensors.com

IRVINE SENSORS RECEIVES NASDAQ NOTICE REGARDING MINIMUM BID PRICE -
GIVEN 180 DAYS TO REGAIN COMPLIANCE

FOR IMMEDIATE RELEASE

COSTA MESA, CALIFORNIA — September 18, 2009 — Irvine Sensors Corporation (NASDAQ: IRSN) (the “Company”) today announced that it received a written notice from the Listing Qualifications department of The Nasdaq Stock Market (“Nasdaq”) on September 15, 2009 indicating that the Company is not in compliance with the $1.00 minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 5550(a)(2).

The Nasdaq notice indicated that, in accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company will be provided 180 calendar days, or until March 15, 2010, to regain compliance. If, at any time before March 15, 2010, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, Nasdaq Staff will provide the Company with written notification that it has achieved compliance with Rule 5550(a)(2).

If the Company does not regain compliance with Rule 5550(a)(2) prior to March 15, 2010, Nasdaq Staff will provide the Company with written notification that its securities are subject to delisting from The Nasdaq Capital Market. At that time, the Company may appeal the delisting determination to a Hearing’s Panel.

Alternatively, if the Company fails to regain compliance with Rule 5550(a)(2) prior to March 15, 2010, but meets all of the other applicable standards for initial listing on the Nasdaq Capital Market, with the exception of the minimum bid price, then the Company will have an additional 180 calendar days to regain compliance with Rule 5550(a)(2).

Irvine Sensors Corporation (www.irvine-sensors.com), headquartered in Costa Mesa, California, is a vision systems company engaged in the development and sale of miniaturized infrared and electro-optical cameras, image processors and stacked chip assemblies and sale of higher level systems incorporating such products and research and development related to high density electronics, miniaturized sensors, optical interconnection technology, high speed network security, image processing and low-power analog and mixed-signal integrated circuits for diverse systems applications.

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